Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70248

PROSPECTUS SUPPLEMENT DATED JUNE 7, 2002
(To Prospectus filed on January 4, 2002)


                                PMC-SIERRA, INC.

                                   PROSPECTUS

                                  $275,000,000

                          (aggregate principal amount)

     3.75% Convertible Subordinated Redeemable Notes Due August 15, 2006 and the Common Stock Issuable Upon Conversion of the Notes


         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Securityholders" commencing on page 39 of the Prospectus is hereby amended to reflect the following additions and changes.



                                              Principal Amount at                      Number of Shares
                                               Maturity of Notes      Percentage of     of Common Stock     Percentage of
                                              Beneficially Owned          Notes        That May Be Sold      Common Stock
                   Name                        That May Be Sold        Outstanding           (1)            Outstanding (2)
------------------------------------------- -----------------------  --------------- -------------------- -----------------
Amaranth Securities LLC                          $ 11,339,000            4.1                267,214              *
Arbitrex Master Fund, L.P.                       $  6,500,000            2.4                153,179              *
Argent Convertible Arbitrage Fund Ltd.           $  2,300,000             *                  54,201              *
Cede & Co.                                       $ 38,540,000           14.0                908,233              *
JMG Convertible Investments, LP                  $          0             *                       0              *
Kentfield Trading, Ltd.                          $          0             *                       0              *
Lehman Brothers Inc.                             $  1,220,000             *                  28,750              *
Man Convertible Bond Master Fund, Ltd.           $  8,857,000            3.2                208,724              *
Paloma Securities LLC                            $  6,451,000            2.3                152,024              *
St. Thomas Trading, Ltd.                         $ 17,445,000            6.3                411,108              *

*  Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $42.43 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes-Conversion Rights". As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 165,640,334 shares of common stock outstanding as of December 3, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.